Exhibit 10.1

SIXTH AMENDMENT

TO

TERMINALING SERVICES AGREEMENT — SOUTHEAST AND COLLINS/PURVIS

THIS SIXTH AMENDMENT TO TERMINALING SERVICES AGREEMENT — SOUTHEAST AND COLLINS/PURVIS (this “Sixth Amendment”) dated as of July 16, 2013 (the “Effective Date”) is entered into by and between TransMontaigne Partners L.P. on behalf of itself and its Affiliates (“Owner”) and Morgan Stanley Capital Group Inc. (“Customer”), each sometimes referred to herein each as a “Party” and, collectively, as the “Parties.”

R E C I T A L S:

A.            Owner and Customer previously entered into the Terminaling Services Agreement — Southeast and Collins/Purvis, dated as of January 1, 2008, as amended by the First Amendment to Terminaling Services Agreement — Southeast and Collins/Purvis, effective January 1, 2008, the Second Amendment to Terminaling Services Agreement — Southeast and Collins/Purvis, effective June 1, 2009, the Third Amendment to Terminaling Services Agreement — Southeast and Collins/Purvis, effective December 22, 2009, the Fourth Amendment to Terminaling Services Agreement — Southeast and Collins/Purvis, dated as of April 14, 2010, and the Fifth Amendment to Terminaling Services Agreement — Southeast and Collins/Purvis, dated as of March 15, 2012 (collectively, the “Original TSA”).

B.            Owner and Customer desire to amend the Original TSA in certain respects.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1          Defined Terms.  Capitalized terms and references used but not otherwise defined in this Sixth Amendment have the respective meanings given to such terms in the Original TSA.

1.2          Headings.  All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Sixth Amendment.

1.3          References.  Each reference in the Original TSA to “this Agreement”, “herein” or words of like import referring to such Original TSA shall mean and be a reference to the Original TSA, as amended by this Sixth Amendment, and “thereunder”, “thereof” or words of like import shall mean and be a reference to the Original TSA, as amended by this Sixth Amendment.  Any notices, requests, certificates and other documents executed and delivered on or after the date hereof may refer to the Original TSA without making specific reference to this Sixth Amendment, but nevertheless all such references shall mean the Original TSA as amended by this Sixth Amendment.

ARTICLE 2

AMENDMENT TO AGREEMENT

2.1          Section 1 of the Original TSA is amended by adding the following definition in the appropriate alphabetical order:

“CPI-U” has the meaning ascribed thereto in Attachment “A-1”.”

2.2          Section 1 of the Original TSA is amended by replacing, in its entirety, the definition of “Contract Year” with the following definition:

“Contract Year” means, (i) with respect to the Initial Term, a period of twelve (12) consecutive Months that commences on January 1st and ends on December 31st (provided that the last Contract Year of the Initial Term shall end on July 31, 2015) and (ii) with respect to the Renewal Term, a period of twelve (12) consecutive Months that commences on August 1st and ends on July 31st.”

2.3          Section 12 of the Original TSA shall be deleted in its entirety and replaced with the following paragraph:

“SECTION 12.    ASSIGNMENT.

12.1        This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each Party.  Neither Party shall transfer or assign, hypothecate, pledge, encumber or mortgage this Agreement or its rights or interests hereunder, in whole or in part, or delegate its obligations hereunder, in whole or in part, without the prior written consent of the other Party, unless such transfer or assignment is to an Affiliate, in which case no consent shall be required (but in which case the Party assigning to its Affiliate shall give notice to the other Party).  Notwithstanding the foregoing, Owner may assign or transfer this Agreement, in whole or in part, to a Third Party that purchases the Tanks or the Terminals from Owner so long as (a) such assignment would not reasonably be expected to materially impair the services to be provided under this Agreement and (b) Owner gives written notice to Customer of such assignment or transfer.

12.2        Notwithstanding Section 12.1, Customer may assign or transfer this Agreement, in whole or in part, to a Third Party with an equal or better corporate credit rating than Customer, but in no event less than BBB/Baa (or the investment grade equivalent as designated by Moody’s Investor Services, Inc., Standard & Poor’s Ratings Group or Fitch Ratings) absent Owner’s prior written consent (but with prior written notice to Owner).  If Customer desires to assign or transfer all or a portion of its rights under this Agreement to a Third Party with a credit rating lower than BBB/Baa, then Owner may, in its sole discretion, condition its consent to such assignment or transfer on Customer providing a performance guarantee, in form and substance reasonably acceptable to Owner, securing the Third Party’s obligations under this Agreement for the remainder of the Term.

12.3        Any attempt to assign, hypothecate, pledge, encumber or mortgage this Agreement by either Party in violation of this Section 12 shall be null and void.  The consent by Owner to any assignment, hypothecation, pledge, encumbrance, or mortgage of this Agreement at the request of Customer shall not constitute a waiver of Owner’s right to withhold its consent to any other or further assignment, hypothecation, pledge, encumbrance or mortgage of this Agreement.  The absolute and unconditional prohibitions contained in this Section 12 and Customer’s agreement to them are material inducements to Owner to enter into this Agreement and any breach thereof will constitute an event of default hereunder permitting Owner to exercise all remedies provided for in this Agreement or by Applicable Law.”

2.4          Section 7 of Attachment “A” shall be deleted in its entirety and replaced with the following:

“7.           TERM:  This Agreement shall commence on the Effective Date and shall continue in effect through July 31, 2015 (the “Initial Term”), after which this Agreement shall automatically continue (the “Renewal Term”) unless and until Customer provides Owner at least twenty-four (24) Months’ notice of Customer’s intent to terminate this Agreement at the end of the Initial Term or during the Renewal Term.  The Initial Term and the Renewal Term shall be deemed, collectively, the “Term” of this Agreement.  Notwithstanding the foregoing, effective at any time from and after July 31, 2023, Owner may terminate this Agreement by providing Customer at least twenty-four (24) Months’ notice of Owner’s intent to terminate this Agreement.”

2.5          Section I of Attachment “A-1” is amended by adding the following after the last table:

“The Minimum Annual Throughput Commitment, Throughput Fee and Minimum Monthly Throughput Commitment applicable to the Terminals and tankage during Contract Year “1/14 — 12/14”, as set forth above, will apply to Customer’s use of such Terminals and tankage until the end of the Initial Term.”

2.6          The second paragraph in Section I of Attachment “A-1” establishing the CPI adjustment shall be deleted in its entirety and replaced with the following paragraph:

“Following the Initial Term, the Throughput Fee set forth in Section I of Attachment “A-1”, the Excess Throughput Fee set forth in Section II of Attachment “A-1” and the other fees and charges set forth in Sections III, IV and V of Attachment “A-1” will be increased, effective on the first day of each Contract Year of the Renewal Term, based upon annual changes in the United States Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted (“CPI-U”) utilizing the previous April as the base month for the CPI-U.  The rates set forth in this Agreement would be escalated for the first Contract Year of the Renewal Term based upon the percentage increase in the CPI-U between that published for April 2014 and that published for April 2015.  If the United States Government materially changes the manner of computing the CPI-U or ceases to publish the CPI-U at any time during the Term of this Agreement, the Parties will negotiate in good faith to agree upon a substitute index or methods of computing the index for purposes of escalating the fees and charges under this Agreement.”

ARTICLE 3

MISCELLANEOUS

3.1          Effective Date.  This Sixth Amendment shall be effective as of Effective Date.

3.2          Scope of Sixth Amendment.  The Original TSA is amended only as expressly modified by this Sixth Amendment.  Except as expressly modified by this Sixth Amendment, the terms of the Original TSA remain unchanged, and the Original TSA is hereby ratified and confirmed by the Parties in all respects.  In the event of any inconsistency between the terms of the Original TSA and this Sixth Amendment, this Sixth Amendment shall prevail to the extent of such inconsistency.

3.3          Representations and Warranties.  Each Party represents and warrants that this Sixth Amendment has been duly authorized, executed and delivered by it and that each of this Sixth Amendment and the Original TSA constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

3.4          No Waiver.  Except as expressly provided herein, the execution and delivery of this Sixth Amendment shall not be deemed or construed to (i) constitute an extension, modification or waiver of any term or condition of the Original TSA, (ii) give rise to any obligation on the part of any Party to extend, modify or waive any term or condition of the Original TSA, or (iii) be a waiver by any Party of any of its rights under the Original TSA, at law or in equity.

3.5          Reaffirmation.  Each Party hereby reaffirms each and every representation, warranty, covenant, condition, obligation and provision set forth in the Original TSA, as modified hereby.

3.6          Choice of Law.  This Sixth Amendment shall be subject to and governed by the laws of the State of New York, excluding any conflicts of law, rule or principle that might refer to the construction or interpretation of this Sixth Amendment to the laws of another state.

3.7          Jurisdiction.  Each Party hereby submits to the exclusive jurisdiction of any state court of Delaware located in Wilmington, Delaware (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the most recent designated address.  Each Party hereby irrevocably waives to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

3.8          Waiver by Jury Trial.  Each Party further waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Sixth Amendment.

3.9          Severability.  If any Article, Section or provision of this Sixth Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Sixth Amendment and the remaining portions of this Sixth Amendment shall remain in full force and effect.

3.10        Counterparts; Facsimile Signatures.  This Sixth Amendment may be executed by the Parties in separate counterparts and delivered by electronic or facsimile transmission or otherwise and all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Sixth Amendment as of the Effective Date.

MORGAN STANLEY CAPITAL GROUP INC.

By:	/s/ Martin Mitchell
Name:	Martin Mitchell
Title:	Authorized Signatory

TRANSMONTAIGNE PARTNERS L.P.

By: TransMontaigne GP L.L.C., its general partner

By:	/s/ Charles L. Dunlap
Name:	Charles L. Dunlap
Title:	Chief Executive Officer

Signature Page to Sixth Amendment to Southeast/Collins TSA